Filed in the Office of	Business Number E0375472008-9
FVAguilar	Filing Number 20244342557
Secretary of State State Of Nevada	Filed On 9/20/2024 8:00:00 AM
	Number of Pages 1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Orgenesis Inc. Entity or Nevada Business Identification Number (NVID): E0375472008-9
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 145,833,334 shares of common stock, $0.0001 par value per share
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 14,583,333 shares of common stock, $0.0001 par value per share
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: Each 10 shares of common stock issued and outstanding immediately prior to the change shall be changed into one issued and outstanding share.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Any fractional common share will be rounded down to the nearest whole common share, and cash will be paid pursuant to NRS 78.205(2)(a).
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 09/24/2024 Time: 5:00 pm ET (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X Signed by: *Victor Miller* — Signature of Officer; Chief Financial Officer — Title; 09/20/2024 — Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.